EXHIBIT 5.1

                            JIN, SCHAUER & SAAD LLC
                      600 17th Street, Suite 2700 South
                           Denver, Colorado  80202
             Telephone:  (720) 889-2211  Facsimile: (720) 889-2222


                              November 25, 2009


Promap Corporation
7060B South Tucson Way
Centennial, Colorado  80112

     Re: S-1 Registration Statement for common stock of Promap Corporation (the "Company")

Gentlemen:

     At your request, we have examined the Registration Statement which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of

     (a)  1,500,000 shares of common stock of selling shareholders; and

     (b)  800,000 shares of Promap Corporation, a Colorado corporation.

     In rendering the following opinion, we have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and not others:

     a)  Certificates of Incorporation of the Company, as amended to date;

     b)  Bylaws of the Company, as amended to date; and

     c) Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

     We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

     Based on the foregoing, it is our opinion that the 1,500,000 shares being registered under the Registration Statement for resale by current shareholders have been duly and validly authorized and duly and validly issued and are fully paid and non-assessable, and the 800,000 shares being offered for sale will be duly and validly authorized, duly and validly issued, fully paid and non-assessable under Colorado Laws.

     We express no opinion as to compliance with the Securities Act or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

     We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the offering described therein. We further consent to the reference to us under the caption "Experts and Legal Counsel" in the prospectus included in the Registration Statement.

     This opinion covers only matters of Colorado law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

     The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

                                  Sincerely,

                                  JIN, SCHAUER & SAAD LLC


                                  By /s/ Jon D. Sawyer
                                     Jon D. Sawyer